Exhibit 99

For additional information, contact:
T. Heath Fountain
Senior Vice President and
Chief Financial Officer
(229) 878-2055

HERITAGEBANK OF THE SOUTH AGREES TO PURCHASE
CITIZENS BANK OF EFFINGHAM (GEORGIA) IN AN FDIC-ASSISTED TRANSACTION

Albany, Ga. (February 18, 2011) – Heritage Financial Group, Inc. (the "Company") (NASDAQ: HBOS), the holding company for HeritageBank of the South (the "Bank"), today announced that the Bank has entered into a definitive whole-bank purchase and assumption agreement with the Federal Deposit Insurance Corporation (the "FDIC") to acquire Citizens Bank of Effingham ("Citizens"), a  full-service bank based in Springfield, Georgia with total assets of approximately $214 million.  The Georgia Department of Banking and Finance today closed Citizens and appointed the FDIC as receiver.

Citizens Bank of Effingham, with three branches in Effingham County – Springfield, Rincon and Guyton – is approximately 20 miles northwest of Savannah and 30 miles east of Statesboro.  Citizens has a fourth location in Port Wentworth, Georgia, a suburb on the northern edge of Savannah in Chatham County.  With this acquisition, HeritageBank of the South will now operate 20 branch locations in South Georgia and North Central Florida, and it moves into one of the fastest growing regions of Georgia that neighbors Savannah, building on a presence the Bank has developed in the Statesboro area, where it has two branch offices.

As a result of this acquisition, HeritageBank of the South will assume approximately $206 million in deposits and acquire $145 million in loans.  In addition to assuming all of the deposits of Citizens, HeritageBank of the South will purchase essentially all of its assets. The FDIC and the Bank have entered into a loss-share agreement under which the FDIC will reimburse HeritageBank of the South for 80% of the losses on Citizens' covered loans and other real estate owned.

The four branches previously operated by Citizens will reopen on Saturday, according to their normal operating hours, as branches of HeritageBank of the South.  Depositors of Citizens will automatically become depositors of HeritageBank of the South, and deposits will continue to be insured by the FDIC up to applicable limits.

Commenting on the announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, Inc., said, "We are pleased to welcome all Citizens Bank of Effingham customers to HeritageBank of the South.  We pledge to make this transition as simple and transparent as possible for all and demonstrate the distinctly different style of banking that our customers have come to expect from HeritageBank of the South.  Likewise, we welcome the loyal employees of Citizens who join us today and believe they will find this change personally and professionally rewarding.  We stress to our new customers that their deposits are safe and fully accessible using their existing account numbers, checks, and debit/ATM cards.  We look forward to forging even stronger relationships with all current Citizens Bank customers in the months and years ahead.

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HBOS Acquires Citizens Bank of Effingham

February 18, 2011

"With the recent completion of our second-step offering, we are pleased to have this opportunity to deploy our strengthened capital position," Dorminey continued.  "This acquisition, which greatly expands our footprint across southern Georgia, extends our presence eastward from Statesboro to the strong and diverse Savannah market, giving us increased potential to grow regionally."  Dorminey noted that, considering the Company's strong capital position – with a total risk-based capital ratio of 26.4% at December 31, 2010, he believes the Company remains well positioned to take advantage of possible future acquisition opportunities and FDIC-assisted deals that make sense for HeritageBank of the South's business and markets.

Heritage Financial Group, Inc. is the holding company for HeritageBank of the South, a community-oriented bank serving primarily South Georgia and North Central Florida through 20 full-service branch locations and two mortgage production offices.  As of December 31, 2010, the Company reported total assets of approximately $755.4 million and total stockholders' equity of approximately $119.4 million.  For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com and see Investor Relations under About Us.

Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions.  Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.

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